Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, July 29, 2015

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES SECOND QUARTER 2015 RESULTS

Highlights:

•	Second quarter 2015 unit shipments increased 3.2%

•	Second quarter 2015 gross profit increased 3.1% despite a revenue decrease of 3.8%

•	Second quarter 2015 lift truck segment operating profit increased after excluding $17.7 million prior year gain on sale of a plant

•	Nuvera generated a second quarter 2015 operating loss of $5.9 million and net loss of $3.5 million, as expected

Cleveland, Ohio, July 29, 2015 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $658.7 million and net income of $22.7 million, or $1.39 per diluted share, for the second quarter of 2015 compared with revenues of $684.7 million and net income of $32.9 million, or $1.95 per diluted share, for the second quarter of 2014. Consolidated operating profit was $27.3 million for the second quarter of 2015 compared with $47.7 million for the second quarter of 2014.
For the six months ended June 30, 2015, the Company reported consolidated net income of $36.6 million and revenues of $1.3 billion compared with consolidated net income of $55.0 million and revenues of $1.4 billion for the first six months of 2014. Operating profit was $48.3 million for the first half of 2015 compared with $79.3 million in the first half of 2014.
Net income for the three and six-month periods ended June 30, 2014 includes a gain on the sale of assets of $17.7 million ($11.5 million net of taxes of $6.2 million, or $0.68 per diluted share) from the sale of the Company's Brazil facility in the second quarter of 2014.
EBITDA for the second quarter of 2015 and the trailing twelve months ended June 30, 2015, was $36.0 million and $150.0 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 7.
The Company's cash position was $99.1 million as of June 30, 2015 compared with $111.4 million as of December 31, 2014. Debt as of June 30, 2015 increased to $53.7 million from $31.5 million at December 31, 2014.

Discussion of Second Quarter Lift Truck Results
The lift truck business reported net income of $26.2 million and revenues of $658.3 million for the second quarter of 2015, compared with net income of $32.9 million and revenues of $684.7 million for the second quarter of 2014. Lift truck operating profit was $33.2 million for the second quarter of 2015 compared with $47.7 million for the second quarter of 2014. Both the second quarter 2014 operating profit and net income include the gain on sale of the Company's Brazil facility of $17.7 million, or $11.5 million after tax.
In the second quarter of 2015, worldwide new unit shipments increased to 22,420 units from 21,719 units in the second quarter of 2014. Shipments were higher than in the second quarter of 2014 primarily due to a substantial increase in shipments of higher-priced lift trucks in North America. Despite higher unit and parts volumes in the Americas and Europe, lift truck revenues decreased in the second quarter of 2015 compared with the second quarter of 2014 primarily due to unfavorable currency movements of $46.2 million mainly from the translation of sales in non-U.S. currencies into U.S. dollars, which continued to strengthen against the euro, Brazilian real and Australian dollar. Shipments in Brazil improved over the first quarter of 2015 as the new plant moved into full production. However, volumes were lower than in 2014 primarily as a result of the weak Brazil economy.
Second quarter 2015 bookings were approximately 21,400 units, or approximately $495 million, compared with approximately 21,600 units, or approximately $560 million, for the second quarter of 2014. Worldwide backlog was approximately 30,900 units, or approximately $715 million, at June 30, 2015 compared with approximately 28,800 units, or approximately $745 million, at June 30, 2014 and approximately 31,900 units, or approximately $725 million, at March 31, 2015.
Excluding the 2014 gain on sale of assets, both operating profit and net income increased in the second quarter of 2015 compared with the second quarter of 2014 primarily as a result of an improvement in gross profit and lower income tax expense. Gross profit improved primarily as a result of favorable material costs and increased unit volumes of higher-margin products, partially offset by $4.9 million of unfavorable foreign currency movements primarily from the weakening euro. Net income excluding the gain on sale increased as a result of the gross profit improvement and the recognition of a $3.7 million tax benefit during the second quarter of 2015 from the repatriation of non-U.S. earnings previously taxed at higher rates.
Second quarter 2015 selling, general and administrative expenses, net of favorable currency movements, were comparable to second quarter 2014. Nonetheless, operating expenses increased over the prior year as a result of higher employee-related costs, primarily from normal inflationary increases and increased headcount in sales and marketing to support the Company's key strategic initiatives, and an increase in bad debt expense, as well as $0.5 million of additional pre-tax expense incurred during the second quarter of 2015 for the completion of the move to the new Brazil plant. These higher operating expenses were almost completely offset by favorable foreign currency movements of $4.3 million pre-tax.

Lift Truck Outlook
After stronger than expected demand in the first half of the year, the global market is expected to decline in the second half of 2015 with demand level changes mixed by region. The Americas is expected to slow in the latter half of the year after reasonably robust demand in most countries, except Brazil, in the first half. The Brazil market is expected to remain depressed in the second half of 2015. The Europe, Middle East and Africa markets are expected to decline moderately in the second half of 2015 from the levels achieved in the first half of the year, but be moderately higher than in the second half of 2014. Certain markets such as Russia and Saudi Arabia are expected to be lower in 2015 than in 2014 but most key markets are expected to show year over year growth. Asia-Pacific markets are expected to be comparable to the improved levels realized in the first half of 2015, while China is expected to continue to be soft in the second half of 2015 after its 9.5% decline in the first half of the year from the comparable period in 2014.
Despite these market conditions, the Company expects a moderate increase in unit shipments and parts volumes over the remainder of 2015 compared with the second half of 2014. The increase in unit shipments in 2015 is expected to be driven primarily by Europe and North America, with moderate increases in Asia-Pacific, partially offset by a decrease in unit shipments in Brazil as a result of Brazil's weak economy. In addition, as a result of currently weaker foreign currencies, the Company's revenues are expected to decline modestly in the second half of 2015 compared with the comparable 2014 period, but are expected to be higher than the first half of 2015. Revenues for the remainder of 2015 are also expected to be negatively affected by a shift in sales mix to lower-priced lift trucks.
The Company expects material costs in the remainder of 2015 to be modestly lower than in the second half of 2014. Although commodity costs have declined throughout the first half of 2015 and are expected to continue to be lower, these commodities, including steel in particular, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor commodity costs, economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
The Company expects the lift truck segment operating profit for the second half of 2015 to be comparable to the same period in 2014 with a weaker third quarter offset by an expected increase during the fourth quarter of 2015. Overall, anticipated increases in unit shipments and parts sales are expected to be offset by increases in employee-related expenses, as well as higher operating costs associated with the continued roll out of a global manufacturing information technology system with implementation in an additional location in 2016. Net income in the lift truck business for the second half of 2015 is expected to decline from the second half of 2014, primarily due to the reasons previously highlighted and higher income tax expense resulting from non-recurring tax benefits received in 2014 and a higher effective income tax rate in 2015 compared with 2014 attributable to an anticipated increase in the portion of the Company's income from the Americas operations, which have a higher tax rate.
Operating profit results for the second half of 2015 are expected to be higher than in the comparable 2014 period in the Americas segment, which includes the North America, Latin America and Brazil markets, as a result of anticipated increases in unit and parts margins, as well as favorable foreign currency effects at current currency rates in the Americas. Lift truck operating profit during the remainder of 2015 in the Europe segment, which includes the Middle East and Africa markets, is expected to decrease substantially from the second half of 2014 primarily as a result of significant unfavorable foreign currency effects at current currency rates, partially offset by improved unit and parts volumes. Asia-Pacific results for the second half of 2015 are expected to be lower than the second half of 2014 resulting from a shift in mix to lower-margin products and higher expenses expected from market share gain initiatives, partially offset by favorable foreign currency effects at current currency rates.
Cash flow before financing activities in the lift truck business is expected to improve in 2015 compared with 2014 due to moderated working capital requirements.
The Company remains focused on gaining market share over time by implementing its key strategic initiatives: (1) understanding customer needs at the product and aftermarket levels, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution, (4) improving the Company's warehouse market position, (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners, (6) enhancing its Big Truck market position, (7) strengthening its sales and marketing organization in all geographic regions and (8) commercializing Nuvera’s fuel cell technology.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products, or adding enhancements to existing products, to meet customers’ needs. To this end, development programs or enhancements to existing products are underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by the end of 2015 in certain global markets.  The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.
All of these new products and upgraded products are expected to help increase market share, to improve revenues and to enhance operating margins in 2015.
The lift truck business expects to continue to incur incremental expense as it adds sales and marketing capabilities to help further its key strategic initiatives and the lift truck sales opportunities associated with its acquisition of Nuvera. The latter costs are expected to be small in 2015 but are expected to grow as volume increases.

Discussion of Second Quarter Nuvera Results
Nuvera was acquired by the Company in December 2014. Nuvera reported a net loss of $3.5 million and revenues of $0.4 million for the second quarter of 2015, in line with its expectations.

Nuvera Outlook
The Company believes the fuel cell market for lift trucks has significant growth opportunities and that further work is needed to commercialize the Nuvera technology. As a result, the Company expects a net loss of approximately $7.5 to $8.5 million at its Nuvera business during the remainder of 2015 as Nuvera focuses on commercializing its fuel cell research and technology and integrating this technology into the Company's lift truck product range. Modest incremental revenues are expected in the second half of 2015, although this could increase as a result of additional PowerTap® unit sales and as a result of incremental revenues from the sale of PowerEdge® units. PowerEdge® units, which can be substituted for lead-acid batteries in Class 1, 2 and 3 lift truck models, are expected to begin shipping in late 2015 or early 2016 as Nuvera introduces these new products to the market at an average selling price of between $17,500 and $35,000 depending upon the model. The Company believes its U.S. customers will qualify for the 30% Federal Energy Credit which currently expires at the end of 2016 on these PowerEdge® units, which would allow those customers to realize a lower after-tax cost. The Company has an objective of booking approximately 250 PowerEdge® units in 2015 largely in the fourth quarter, as well as additional PowerTap® units. The Company expects to incur cumulative operating losses of up to $40 to $50 million over 2015 and the next one to two years, including approximately $13 million in the remainder of 2015, for additional research and development to commercialize Nuvera's technology broadly with the objective of reaching a break-even running rate during 2017.
The Company views the purchase of Nuvera as an opportunity to support many of the Company's key strategic initiatives including, in the short-term, meeting customer needs, providing lowest cost of ownership, enhancing its independent distribution and increasing its presence in the warehouse products market. Over the medium-term, Nuvera is expected to support the enhancement of the Company's Big Truck business and help the Company achieve improved revenues in Asia-Pacific. This acquisition also provides the Company with the ability to own, rather than buy, a potential key long-term strategic component for its lift trucks. It also may provide the Company with the ability to participate actively in the growing fuel cell market and expand the Company's offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with the Company's capability to provide full life cycle maintenance, service and fueling requirements, is expected to provide the Company with an opportunity to meet customers' needs and offer a zero-emissions, low overall cost of ownership alternative. Nuvera's PowerTap® hydrogen generator appliance, which produces fuel-cell grade hydrogen, is in commercial production today with an expanding list of customers in multiple applications. Nuvera will continue to sell the PowerTap® appliances, but will also focus on enhancing its Orion® fuel cell technology, which is expected to be used in its PowerEdge® battery box replacement. Nuvera is exploring a number of partnership opportunities which would be complementary to its core operating plan. Nuvera is also working with the Company's product engineering group to create an integrated fuel cell power solution as an option in Hyster® and Yale® brand Class 4 and Class 5 lift trucks.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, July 30, 2015 at 11:00 a.m. eastern time. The call may be accessed by dialing (844) 423-9891 (Toll Free) or (716) 247-5806 (International), Conference ID: 83847814, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 6, 2015. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, and (15) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(In millions, except per share data)

Revenues	$658.7	$684.7	$1,281.0	$1,360.7
Cost of sales	548.1	577.4	1,067.5	1,141.7
Gross Profit	110.6	107.3	213.5	219.0
Selling, general and administrative expenses	83.3	77.3	165.2	157.4
Gain on sale of assets	—	(17.7)	—	(17.7)
Operating Profit	27.3	47.7	48.3	79.3
Other (income) expense
Interest expense	1.3	0.8	2.3	1.7
Income from unconsolidated affiliates	(1.4)	(1.4)	(2.5)	(2.6)
Other	—	(0.4)	1.4	(0.1)
Income before Income Taxes	27.4	48.7	47.1	80.3
Income tax provision	4.6	15.7	10.3	25.2
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.2)	(0.1)
Net Income Attributable to Stockholders	$22.7	$32.9	$36.6	$55.0

Basic earnings per share	$1.39	$1.96	$2.25	$3.28

Diluted earnings per share	$1.39	$1.95	$2.24	$3.26

Basic weighted average shares outstanding	16.315	16.802	16.294	16.780
Diluted weighted average shares outstanding	16.351	16.838	16.342	16.851

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2014	12/31/2014	3/31/2015	6/30/2015	LTM 6/30/2015
	(In millions)
Net Income Attributable to Stockholders	$28.4	$26.4	$13.9	$22.7	$91.4
Noncontrolling interest income	0.1	0.2	0.1	0.1	0.5
Income tax provision	8.4	6.3	5.7	4.6	25.0
Interest expense	1.6	0.6	1.0	1.3	4.5
Interest income	(0.4)	(0.1)	(0.3)	(0.3)	(1.1)
Depreciation and amortization expense	7.5	7.3	7.3	7.6	29.7
EBITDA*	$45.6	$40.7	$27.7	$36.0	$150.0

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(In millions)
Revenues
Americas	$463.9	$440.8	$879.8	$897.7
Europe	146.2	184.2	303.8	353.2
Asia-Pacific	48.2	59.7	95.8	109.8
Lift truck business	$658.3	$684.7	$1,279.4	$1,360.7
Nuvera	0.4	—	1.6	—
Total	$658.7	$684.7	$1,281.0	$1,360.7

Gross profit (loss)
Americas	$79.9	$67.5	$146.9	$143.5
Europe	25.1	34.9	54.9	64.9
Asia-Pacific	6.0	4.9	12.9	10.6
Lift truck business	$111.0	$107.3	$214.7	$219.0
Nuvera	(0.4)	—	(1.2)	—
Total	$110.6	$107.3	$213.5	$219.0

Operating profit (loss)
Americas	$31.2	$37.9	$48.4	$63.6
Europe	3.3	10.8	12.0	17.1
Asia-Pacific	(1.3)	(1.0)	(0.2)	(1.4)
Lift truck business	$33.2	$47.7	$60.2	$79.3
Nuvera	(5.9)	—	(11.9)	—
Total	$27.3	$47.7	$48.3	$79.3

Net income (loss) attributable to stockholders
Americas	$24.4	$24.7	$33.6	$41.9
Europe	2.6	8.8	9.9	13.8
Asia-Pacific	(0.8)	(0.6)	0.2	(0.7)
Lift truck business	$26.2	$32.9	$43.7	$55.0
Nuvera	(3.5)	—	(7.1)	—
Total	$22.7	$32.9	$36.6	$55.0

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2015	2014
	(In millions)
Net cash used for operating activities	$(2.8)	$(13.6)
Net cash used for investing activities	(9.7)	(9.4)
Cash Flow Before Financing Activities	$(12.5)	$(23.0)

	June 30, 2015	December 31, 2014
Cash	$99.1	$111.4
Debt	53.7	31.5
Net Cash	$45.4	$79.9